                              AMENDED AND RESTATED
                              EXPENSE CAP AGREEMENT

      Agreement made this 6th day of October, 2000, as amended as of July 1, 2001, between Fund Asset Management, L.P., as administrator (the
"Administrator"), and the Merrill Lynch Investment Managers Funds, Inc., on behalf of Merrill Lynch Total Return Bond Fund and Merrill Lynch Low Duration Fund (individually, a "Fund" and collectively, the "Funds").

      WHEREAS, the Administrator has agreed to reimburse the Funds for expenses that exceed certain expense limits for a period of time, and

      WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Administrator.

      NOW, THEREFORE, the Funds and the Administrator agree to expense limits on the annual operating expenses of the Funds, as follows:

                                            Expense Limit
                               (as a percentage of average net assets)

        Fund                Class A         Class B    Class C       Class D
        ----                -------         -------    -------       -------
Total Return Bond            0.65%           1.65%      1.65%         0.90%
Low Duration                 0.58%           1.48%      1.48%         0.83%

The Administrator agrees to continue the foregoing expense limits through June 30, 2002 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund's shareholders.

      IN WITNESS WHEREOF, the parties have signed this amended and restated agreement effective as of the day and year first above written.

                                          FUND ASSET MANAGEMENT, L.P.

                                          By  /s/ Nancy D. Celick
                                              --------------------------------


                                          MERRILL LYNCH INVESTMENT
                                          MANAGERS FUNDS, INC.


                                          By  /s/Nancy D. Celick
                                              --------------------------------
                                             Nancy D. Celick
                                             President